EXHIBIT 4.2
EXECUTION COPY
AMENDMENT NO. 1 TO FORBEARANCE AGREEMENT
          AMENDMENT NO. 1 TO FORBEARANCE AGREEMENT, dated as of June 3, 2008 (this “Amendment”), among (a) Home Solutions of America, Inc., a Delaware corporation (the “Borrower”), (b) each of the lenders party hereto (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”), (c) each of the Debtors set forth in the Pledge and Security Agreement dated as of November 1, 2006 (collectively, the “Debtors” or each, a “Debtor”), (d) the Guarantors (as such term is defined in the Credit Agreement) (collectively, with the Debtors and the Borrower, the “Credit Parties” and each, individually, a “Credit Party”) and (e) Texas Capital Bank, National Association, as Lender, Administrative Agent, Arranger and Sole Bookrunner (the “Agent”).
WITNESSETH:
          WHEREAS, on or about November 1, 2006, the Borrower, the Agent, and the Lenders party thereto entered into the Credit Agreement dated as of November 1, 2006 (as it may be amended from time to time, the “Credit Agreement”).1
          WHEREAS, on or about February 6, 2008, the Borrower, the Agent, the Lenders, the Debtors, and the Credit Parties entered into a Forbearance Agreement (the “Forbearance Agreement”) pursuant to which the Lenders agreed to forbear, during the Forbearance Period (as such term is defined in the Forbearance Agreement), from exercising their rights and remedies under the Loan Documents with respect to certain then-existing Events of Default (the “Existing Events of Default”).
          WHEREAS, certain defaults exist and are continuing under the Forbearance Agreement (collectively, the “Existing Forbearance Events of Default”).
          WHEREAS, notwithstanding the existence of the Existing Forbearance Events of Default, the Borrower has requested, and the Lenders have agreed, to amend the Forbearance Agreement as set forth below.
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, and for other good and valuable consideration, notwithstanding any provisions of the Credit Agreement or the Forbearance Agreement to the contrary, the parties hereto hereby agree as follows:
          1. Extension of Forbearance Period. Notwithstanding anything to the contrary in Paragraph 1 of the Forbearance Agreement, the Lenders agree to extend the Forbearance Period (as defined in the Forbearance Agreement) to August 1, 2008, provided that the Credit Parties shall continue to comply with the conditions and requirements set forth in this Amendment. If the Credit Parties fail to comply with any of the conditions or requirements of this Amendment, the Forbearance Period shall terminate without any further notification by the Lenders to the Borrower.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

          2. Collection and Delivery of Accounts Receivable. The Credit Parties shall continue to deliver to the Agent for the benefit of the Lenders, as and when collected, 100% of all amounts directly or indirectly collected in respect of their respective accounts receivable, which amounts shall be applied by the Agent to the outstanding obligations under the Loan Documents as provided in the Forbearance Agreement and in the following order: (i) first, to the payment of any outstanding fees and/or expenses then due and owing under Section 12.1 of the Credit Agreement, (ii) second, to the payment of any outstanding due and unpaid interest on the Obligations, and (iii) third, to the reduction of any outstanding and unpaid principal amount of the Borrower’s Obligations under the Credit Agreement. From and after the Closing Date until the date all Pay-Off Conditions have been satisfied, the Borrower shall deliver to the Agent daily reports of the Credit Parties’ previous day’s collections of accounts receivable.
          3. Satisfaction and Treatment of Obligations Under the Credit Agreement. Upon the occurrence of all of the following conditions ((a), (b), (c), and (d) collectively, the “Pay-Off Conditions”) and the satisfaction of the condition for release of collateral provided in Paragraph 9 below, (i) the obligation of the Credit Parties to pay to the Agent the portion of the net recoveries resulting from the Marshall Claims as provided in Paragraph 5 below will be treated as a non-recourse obligation of the Credit Parties secured by (x) any claims, demands, suits or causes of action of any kind, whether presently asserted or not, whether fixed or contingent, of the Borrower or its Subsidiaries (collectively, the “Marshall Claims”), against Mr. Brian Marshall and/or any entities related to, or affiliated with, Mr. Marshall or by which Mr. Marshall was employed in any capacity (collectively, “Marshall”) and (y) any claims against Marshall which currently may be pursued by the Lenders and which subsequently are treated as property of a Credit Party’s bankruptcy estate by reason of such Credit Party becoming a debtor under title 11 of the United States Code (the “Bankruptcy Code”) and (ii) all other obligations of the Credit Parties under the Loan Documents will be deemed satisfied:
               (a) Notwithstanding anything to the contrary in Paragraphs 10, 11 and 12 of the Forbearance Agreement, during the period commencing on May 19, 2008 and ending on August 1, 2008 (the “Pay-Off Period”), the Borrower shall have made to the Agent for the benefit of the Lenders payments, whether from the collection of accounts receivable or otherwise and after taking into account the order of application set forth in Paragraph 2 above, that result in the reduction of the principal amount of the Borrower’s Obligations under the Credit Agreement in the aggregate amount of $10,500,000 (the “Pay-Off Amount”), including minimum interim aggregate reductions of principal of $1,150,000 within twenty-four (24) hours of the execution of this Amendment; $3,500,000 by June 15, 2008; $5,450,000 by July 1, 2008; $6,950,000 by July 15, 2008; and $10,500,000 by August 1, 2008 (each, a “Minimum Interim Reduction”). If any such payments are funded with the proceeds of a disposition of an asset other than accounts receivable, and the Lenders have granted prior written consent of such disposition, the Agent shall release its lien on such asset, contemporaneously with its receipt of 100% of the proceeds of such disposition in readily available funds.
               (b) The Borrower shall have remitted to the Agent all fees and expenses owing pursuant to Section 12.1 of the Credit Agreement.

               (c) On or before August 1, 2008, the Borrower shall have canceled, replaced, or provided cash collateral in form satisfactory to the Agent to cover the Letters of Credit described in Paragraph 4 below.
               (d) The Borrower shall have issued the Lenders’ Warrants (as defined below) as described in Paragraph 7 below.
Notwithstanding anything contained in this Paragraph to the contrary, until the Pay-Off Conditions are satisfied, all Obligations under the Loan Documents shall remain valid, binding and enforceable, and the Borrower shall continue to pay interest on the unpaid principal amount of the Revolving Credit Advances and the unpaid principal amount of the Term Loan in accordance with Paragraphs 11 and 12 of the Forbearance Agreement, respectively (collectively, the “Continued Interest Payments”); provided, however, that, notwithstanding anything in Paragraphs 11 and 12 of the Forbearance Agreement, the Continued Interest Payments shall be payable on the following dates: June 1, 2008, June 15, 2008, July 1, 2008, July 15, 2008 and August 1, 2008. The Continued Interest Payments will not be credited toward the Pay-Off Amount. The Borrower’s failure to comply with the Minimum Interim Reductions shall result in an Event of Default under the Credit Agreement, the Forbearance Agreement and this Amendment, and the Borrower shall not be entitled to a grace period in order to cure such Event of Default.
          4. Letter of Credit Cancellation. On or before August 1, 2008, the Borrower shall cancel or replace (or provide cash collateral to cover) LC 676 in the original amount of $2,000,000 and LC 796 in the original amount of $500,000 (collectively, the “Letters of Credit”). Cancellation of the Letters of Credit shall not be applied toward the Pay-Off Amount.
          5. Recoveries Resulting from Marshall Claims. The Credit Parties shall use their commercially reasonable efforts to pursue the Marshall Claims and to defend any claims against them asserted by Marshall. The Credit Parties shall keep the Agent informed of the status of their pursuit of the Marshall Claims, the defense of all claims brought against them by Marshall, and the Credit Parties shall not settle or compromise any Marshall Claims without the prior written consent of the Lenders, which consent will not be unreasonably withheld. The Credit Parties shall pay to the Agent for the benefit of the Lenders 70% of all recoveries resulting from pursuit of the Marshall Claims, net of actual, reasonable costs of collection including fees of attorneys or other professionals; provided, however, that any resulting recoveries and payments to the Agent shall not be applied to the Pay-Off Amount. The Credit Parties hereby acknowledge that the Lenders are relying on the Credit Parties’ agreement to pursue the Marshall Claims and defend against claims asserted by Marshall in entering into this Amendment.
          6. Cancellation of Revolving Availability. Any borrowing availability currently existing under the Revolving Loan will be cancelled as of the Closing Date. From and after the Closing Date, the Borrower shall not be required to comply with the reporting requirements set forth in Paragraphs 14(a) (Borrowing Base Reports) and 14(c) (Thirteen-Week Cash Flow Forecast) of the Forbearance Agreement.
          7. Lenders’ Warrants. On or before August 1, 2008, subject to certain trading restrictions and dilution protection to be embodied in a warrant agreement to be agreed to by the Borrower and the Agent no later than June 6, 2008, the Borrower shall issue to the each of the Lenders its pro rata share of warrants to acquire an aggregate of 2,100,000 shares (which warrants shall expire seven (7) years after the issuance thereof) at a cashless exercise price per share (collectively, the “Lenders’ Warrants”) at the strike prices as set forth in the table below:

Number of Warrants	Strike Price Per Warrant
700,000	$1.00
700,000	$1.50
700,000	$2.25
          8. Funding Commitment. On or before June 6, 2008, the Borrower shall provide the Agent with a copy of a fully executed bridge Funding Commitment or other arrangement in form, substance and amount satisfactory to the Lenders and in any event in no less an amount than $2,500,000 in excess of and in addition to any amounts previously committed or funded (the “Funding Commitment”), which Funding Commitment shall designate the Lenders as third party beneficiaries of same, to provide liquidity from the Closing Date until August 1, 2008 to the Borrower in amounts sufficient to maintain the financial viability of the Borrower and to make the payments required under this Amendment.
          9. Release of Collateral. Provided that none of the Credit Parties shall be a debtor or alleged debtor in a case under the Bankruptcy Code, on the earlier to occur of (i) the second Business Day after the date that is ninety (90) days after the date on which the Pay-Off Conditions are satisfied by the Borrower and (ii) the date the Borrower has satisfied the Pay-Off Conditions and closed a new secured credit agreement provided by an unaffiliated lender in the amount of at least $10,500,000 and secured by the accounts receivable and tangible real and personal property of the Credit Parties, the Agent will release any Collateral currently held by Agent securing the Obligations of the Borrower under the Loan Documents other than claims against Marshall consistent with Paragraph 3 above, and, subject to Paragraph 3 above, the Lenders and the Borrower shall then exchange mutually satisfactory releases in respect thereof (it being understood that neither the Borrower nor the Lenders will release Marshall from any claim or causes of action then pending or to be asserted against Marshall).
          10. Conditions to Effectiveness. This Amendment shall become effective as of the date the following conditions precedent (collectively, the “Conditions Precedent”) have been satisfied, in no event later than June 3, 2008 (the “Closing Date”):
               (a) The Borrower shall have deposited, into an account for the Borrower’s sole use, an amount of not less than $1,000,000 of newly raised capital subordinate to the Obligations of the Credit Parties under the Credit Agreement (for avoidance of doubt, such newly raised capital shall not be generated from the sale of the Credit Parties’ assets or collection of their accounts receivable); 2
               (b) On or before June 2, 2008, the Borrower shall have provided to the Agent (i) a list of all of the Borrower’s accounts receiveable, the sum of which equals at least the Pay-Off Amount and (ii) commencing June 2, 2008, and thereafter on June 15, 2008, July 1, 2008, July 15, 2008, and August 1, 2008, a schedule of and aging of the Credit Parties’ accounts receivable the sum of which equals at least the Pay-Off Amount less any Minimum Interim Reductions already paid;
               (c) On or before June 2, 2008, the Borrower shall have provided to the Agent a reconciliation of all account receivable collections for the month of May 2008;
               (d) The Agent shall have received an unredacted copy of the report prepared by Haynes and Boone, LLP in connection with its special investigation at the request of the audit committee of the board of directors of the Borrower;
               (e) The Agent shall have received from each Credit Party a duly executed counterpart of this Amendment;
               (f) The Agent shall have received from each Lender a duly executed counterpart of this Amendment; and
               (g) The Agent shall have duly executed a counterpart of this Amendment.
          11. Ratification. Except as expressly amended hereby, the Forbearance Agreement, the Credit Agreement and each other Loan Document remain in full force and effect, and each Credit Party hereby ratifies and confirms each such Loan Document.
          12. Releases. Each Credit Party hereby acknowledges its status as a Credit Party and affirms its obligations under the Credit Agreement and Loan Documents and represents and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent (collectively, the “Claims”) that any Credit Party may have or claim to have against the Agent, any Lender or any Participant, or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors and assigns (collectively, the “Lender Released Parties”), which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents. In furtherance of the foregoing, each Credit Party hereby releases, acquits and forever discharges the Lender Released Parties from any and all Claims that any Credit Party may have or claim to have, relating to or arising out of or in connection with the Obligations or any Loan Documents or any other agreement or transaction contemplated thereby or any action taken in connection therewith

[2]	The Lenders acknowledge satisfaction of this condition 10(a) prior to the execution of this Amendment.

from the beginning of time up to and including the date of the execution and delivery of this Amendment. Each Credit Party further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lender Released Parties with respect to any and all Claims which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents and any Claims, demands or causes of action brought pursuant to chapter 5 of the Bankruptcy Code.
          13. Reference to and Effect on the Loan Documents.
               (a) All of the terms of any Loan Document shall remain unchanged and in full force and effect except as specifically modified hereby.
               (b) This Amendment is, and shall be, a Loan Document.
               (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver or cure of any Default or Event of Default, right, power or remedy under any Loan Document, nor constitute a waiver of any other provision of any Loan Document, including, but not limited to, with respect to the Existing Events of Default or Existing Forbearance Events of Default, other than with respect to the Lenders’ agreement to forbear as set forth in Paragraph 1 of the Forbearance Agreement. The Credit Parties acknowledge that, notwithstanding the execution, delivery and effectiveness of this Amendment, the Existing Events of Default and the Existing Forbearance Events of Default exist and are continuing until payment in full of the Obligations under the Loan Documents.
               (d) Except as expressly provided herein, the Lenders reserve all rights, claims and remedies that they have or may have against the Borrower, the Debtors, and any other Credit Parties.
          14. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
          15. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          16. Section Numbers. Unless otherwise indicated, all references to section numbers are references to sections of this Amendment.
[Remainder of Page Intentionally Left Blank]

          In Witness Whereof, the parties hereto have caused this Amendment to be executed by their respective officers and members thereunto duly authorized, as of the date first above written.

BORROWER: HOME SOLUTIONS OF AMERICA, INC. as Borrower
By:
Name:
Title:

DEBTORS AND GUARANTORS: CORNERSTONE MARBLE & GRANITE, INC.
By:
Name:
Title:

FIBER-SEAL SYSTEMS, L.P.
By:
Name:
Title:

FIRELINE RESTORATION, INC.
By:
Name:
Title:

HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.
By:
Name:
Title:

P.W. STEPHENS, INC.
By:
Name:
Title:

SOUTHERN EXPOSURE UNLIMITED OF FLORIDA, INC.
By:
Name:
Title:

S.E. TOPS OF FLORIDA, INC.
By:
Name:
Title:

FSS HOLDING CORP.
By:
Name:
Title:

SOUTHERN EXPOSURE HOLDINGS, INC.
By:
Name:
Title:

LENDERS: TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as Lender
By:
Name:
Title:

AMEGY BANK, N.A., as Lender
By:
Name:
Title:

BANK OF OKLAHOMA, N.A., as Lender
By:
Name:
Title:

COMPASS BANK, as Lender
By:
Name:
Title:

AMARILLO NATIONAL BANK, as Lender
By:
Name:
Title: